Exhibit 99.3

Best Buy

Moderator: Jennifer Driscoll

June 18, 2003

10:00 a.m. EST

OPERATOR:  Ladies and gentlemen, thank you for standing by.  Welcome to the Best Buy first quarter conference call for fiscal year 2004.  At this time, all participants are in a listen-only mode.  Later, we will conduct a question-and-answer session. At that time, if you have a question you will need to press one on your touch-tone phone followed by four.  As a reminder, this call is being recorded for playback and will be available by noon Eastern Time today.  If you need assistance on the call, please press star zero and an operator will assist you.

I would now like to turn the conference call over to over to Jennifer Driscoll, Vice President of Investor Relations.

JENNIFER DRISCOLL, VICE PRESIDENT INVESTOR RELATIONS, BEST BUY:  Thank you, Dan.  Good morning, everyone.  Thank you for joining us today.  With me are Brad Anderson, Vice Chairman and CEO, who will provide an overview of our first quarter performance, Al Lenzmeier, President and Chief Operating Officer, who will give a report on our domestic and international segments, and Darren Jackson, Executive Vice President and CFO, who will comment on our earnings drivers in the first quarter, as well as provide our outlook for the second quarter.

Kevin Layden, President of Best Buy Canada is participating in the call from Vancouver.  Also with me and available for our Q&A session are Mike Keskey, President of Best Buy Retail Stores, Michael London, Executive Vice President and General Merchandise Manager, Susan Hoff, Senior Vice President and the Communications Officer, and Bruce Besanko, VP Planning and Performance.

As always, comments made by me or others representing Best Buy may contain forward-looking statements, which are subject to risks and uncertainties.  Our SEC filings contain additional information about factors that could cause actual results to differ from management’s expectations.

I’d like to remind all of our participants that the media are participating in this call in a listen-only mode.  Also, in case you miss a portion of this call, let me give you the replay instructions.  Simply dial 973-341-3080 and then enter the personal identification number of 3990244.

With that, I’ll turn the call over to Brad.

BRAD ANDERSON, VICE CHAIRMAN & CEO, BEST BUY:  Thanks, Jennifer.  Good morning, everyone.  It’s a pleasure to be speaking today about the results of our first quarter.  I’d like to highlight a few of the quarter’s primary successes.

One, we quickly and cleanly completed the sale of Musicland.  I must acknowledge that it was a painful and expensive lesson and the consequences of a strategic mistake.  Later in this call Darren Jackson will walk you through the financial impact of the sale, which we are estimating at a loss of 22 cents per diluted share and which were recorded in the first quarter’s results.  On the other hand, the future financial benefits of exiting this business are significant.  Equally important, this transaction freed up management to focus exclusively on our core business, where we believe we have great opportunity for growth.  In addition, we are pleased that we found a solution that offered limited disruption to employee jobs, customer service, vendor relationships and landlord agreements.

Two, we achieved comparable store sales gains during the quarter that were higher than we originally expected, resulting in earnings from continuing operations above our original guidance for the quarter.  We drove these results despite a volatile environment, which included the war with Iraq and a lackluster economy.  In addition, as you know, our first quarter is seasonally small, which puts pressure on operating income due to our significant fixed cost structure.  Yet our ability to make compelling offers to customers contributed to comparable store sales gain of 2.2 percent.  Earnings from continued operations totaled 21 cents per diluted share, reflecting increased customer traffic and the increased consumer preference for our brands, partially offset by heightened promotional activity and certain one-time expenses, as detailed in this morning’s news release.

Three, we continued to make solid progress with our four strategic priorities.  I’ll begin with a report on the progress with the customer centricity initiative.  As you may have seen on the TV program, “Wall Street Week”, Best Buy has initiated a pilot project in a small number of U.S. stores.  In these pilot stores we have altered our store platform, our store operating model and customer value propositions to address more effectively the needs and wants of specific customer segments.  At this point, results are encouraging, and I would like to express my great pride and the hard work, inspiration and innovation of our employee teams who are working on this initiative.  In addition, to support our click-and-mortar customers, we’ll be relaunching our largest store, BestBuy.com, by July 1st, complete with faster checkout, improved navigation, more financing options and personalization.

Finally, we are launching a new advertising campaign.  The tag line is “Thousands of possibilities, get yours,” which is designed for the heavy technology and entertainment spenders who appreciate the benefits of a connected lifestyle.  Customers already know and love our fun store experience, but that is only part of what heavy spenders want.  They also want the best brands and selection and the newest entertainment products, a good value and a place that makes them – that helps them make decisions about what’s right for them.  In short, thousands of possibilities.  We’ll be using this in all of our advertising vehicles to send the message beginning later this month.

Our second strategic initiative is called the efficient enterprise.  As part of that initiative, we’ve identified a number of areas for cost savings.  And employee teams have been formed and taken responsibility for achieving these results.  We anticipate realizing most of the benefit from these cost saving programs in the second half of this year.

Under our third initiative, win the home with service, we have improved in-store computer repair to the point that 60 percent of personal computers are repaired in our stores in four hours or less rather than being sent to the service centers.  We also have added a Geek Squad present in our fifth and sixth markets, and we are on track to provide the Geek Squad services – and that’s the Geek Squad provides in-home PC repair and installation service on a 24 by seven basis – in at least 10 markets by the end of the fiscal year.  Separately, networked home solutions now has grown with builders to doing 4,500 homes this year from the ground up.  We expect that experience to give us additional insights on the opportunities that are being created by the networked home.

Our fourth initiative is called Win the Home and Entertainment.  With the Musicland sale behind us, we will be working hard to clarify our future position as an entertainment provider while we hold the hill in packaged media.  And that concludes the update on the four strategic initiatives.

The final highlight I wanted to mention is the fact that we enjoyed a mid-single digit comparable store sales gain for the month of May.  We believe that customer confidence will increase, that low interest rates and real estate appreciation have begun to be felt in the pocketbook, and that recent legislation lowering withholding taxes and income taxes can only help.  We also believe that we are continuing to gain market share and that we’ll be able to make further strides in the next few quarters.  It is with guarded optimism that we enter our second quarter and consistent with the trend of business we have established guidance of 27 to 32 cents per diluted share for earnings from continuing operations in the second quarter.  We are maintaining a full year guidance of $2.17 to $2.22 per diluted share for continuing operations for the year.

And with that, I’ll turn it over to Al Lenzmeier – Al?

AL LENZMEIER, PRESIDENT & COO, BEST BUY:  Thanks, Brad, and good morning, everyone.  Our results are detailed in the news release, so I will focus on a few highlights.

First, we achieved a 2.2 percent gain in comparable store sales from continuing operations in a difficult economic and political environment, both the United States and Canada.  We accomplished this gain by making compelling offers to our customers.  This does not mean that we offered irrational promotions to drive sales.  It does mean that our merchants played educated bets, selecting specific products to feature and the right promotional tools to attract profitable customers without putting undue pressure on margins.

Our employees in the United States Best Buy stores offset much of the cost of those promotions by selling a higher percentage of digital products and achieving a higher rate of attachment for accessories and services.  Again, digital televisions, digital cameras, digital camcorders and notebook computers led the comp store sales gain.  As an example of our success, the home office category, which includes computers, peripherals, accessories and so forth, comp sales, driven by strong sales of notebook computers, which had significant gains over the prior year.

Second, we are seeing the impact of our efficient enterprise initiative on the SG&A rate.  While the rate rose in the first quarter compared to the first quarter of fiscal 2003, that increase was largely driven by costs associated with our move to our new corporate campus and a 20 basis point increase in depreciation.  We leveraged payroll expense, contributing to the decline in the core rate.  Every Best Buy employee has been charged with finding ways to work more efficiently and reduce cost.  And it is amazing how a group of dedicated employees can uncover significant ways for the enterprise to save money.  We look forward to realize further reductions in overhead, as employee teams move ahead with their cost reduction programs.  Some of those savings will be reinvested in the company to support consumer centricity projects.

Third, we believe we are gaining market share in several product categories, especially in plasma, LCD and digital TVs, digital camcorders, digital cameras, and notebook computers.  We are continuing to build our assortment in televisions and will be increasing the number of plasma and LCD models in our stores in the third quarter.

Fourth, the BestBuy.com team during the quarter prepared for the launch of a much-improved online shopping site by July 1st.  BestBuy.com has shown spectacular growth in sales over the past year due to both increased traffic and a higher close rate.  A key driver of this success has been our offer of free shipping for all purchases, which will anniversary on July 1st.  We believe that the site will continue to show significant gains in sales, and we look for the enhancements of the new site to fuel that growth.  The new site has a much more robust operating platform, so we will be able to promote the site without concern that we could not handle the resulting traffic.

It also provides a faster checkout system.  It will be personalized for each visitor, making every returning shopper a series of offers based on that individual’s prior buying pattern.  We will be able to offer an increased assortment of products in the site, which supports our bricks and clicks integrated strategy.  Finally it will allow customers and salespeople in the stores to use BestBuy.com as an extension of the store’s inventory if a customer seeks a deeper assortment or a store is out of stock on that particular item.

I would like to talk for a few minutes about our Canadian operations.  The goal of our dual branding strategy is to expand our overall market share in Canada.  Comp store sales for the Canadian stores were flat in the first quarter, in part because of 10 new Best Buy stores in Toronto and Edmonton and seven new Future Shop stores in Montreal and other major markets.  However, the impact of those new stores can clearly be seen in the 28 percent revenue gain recorded by our Canadian operations in the first quarter.

When you look at our total share in the Toronto market, where eight new Best Buy stores impacted sales of Future Shop stores, sales of our combined stores increased approximately 40 percent in that market.  In addition, Future Shop faced a difficult comparison against a 9.6 percent comparable store sales gain in the first quarter of fiscal 2003.  I would add that FutureShop.ca continued to experience strong growth in share of audience and in total revenue, fueled by the introduction at the beginning of the quarter of free shipping everyday.

Turning to operating profits, the gross margin for the Canadian operation declined in the quarter due to a continual promotional environment, with increased use of customer financing offers at a higher discount rate than last year, and the competition’s response to the opening of Best Buy stores in Canada.  On the other hand, the SG&A rate improved as we reduced the use of outside services and began to realize the benefits of cost reduction initiatives.

In the second quarter we will begin analyzing – annualizing the start-up expenses for the Canadian Best Buy stores and expect to see continuing improvements in the SG&A rate as a result of that.  We are continuing to increase the differentiation between our two brands in Canada, reducing the SKU over lap in order to broaden the selection and assortment that we offer the Canadian consumer.

As a final comment, it is gratifying to note the number of our top performing U.S. Best Buy stores in the quarter in terms of comp store sales growth are located in major metropolitan markets, including New York, Los Angeles, Seattle and San Diego.  Our growth plans include increased penetration in the metro markets, as exemplified by the store we’ll be opening on the Upper East Side in Manhattan in the fall time.

The success of metro stores, as we have gained share in tough markets, is a confirmation of that strategy.  We are also encouraged by what we see in the rural markets in terms of the performance of our 20,000 square foot stores as well as the major markets.  And this combination gives us confidence in our ability to reach our goal of 1,000 superstores in North America.

And now Darren Jackson, our CFO, will provide a few more details on the first quarter and give our outlook for the second quarter – Darren.

DARREN JACKSON, EXECUTIVE VICE PRESIDENT & CFO, BEST BUY:  Thank you, Al.  Good morning, everyone.  I’d like to add some additional insights into the first quarter and then give you our outlook for the second quarter.

The increase in comparable store sales was driven by customer traffic as well as sales of our digital products, which now account for 22 percent of our sales.  The average selling price in the quarter remained flat.  The decline in the gross margin rate was driven by rebates.  The SG&A rate was better than planned and was achieved due to reductions in payroll expense that partially offset increases in overhead.  However, SG&A was hit with a year over year increase in depreciation expense related to investments made in the last 12 months, asset impairment charges related to information systems hardware and software, and the costs associated with the move into our new corporate headquarters.  The combined impact of the moving costs, impairment charges, reduced earnings in the quarter by approximately two cents per diluted share.

Turning to the balance sheet, total inventory in the quarter increased 10 percent, in line with the sales growth.  On a per square foot basis, inventories at U.S. Best Buy stores decreased approximately six percent compared with last year, when we were preparing for a conversion to a new inventory management system.  We are pleased with our inventory levels and believe we are well positioned for the coming quarter.  The increase in receivables in the quarter compared to the year ago period reflects the growth in our business, some impact of timing and an increase in payments due from vendors under vendor alliance agreements.  The sharp drop in recoverable costs from developed properties stems from our decision to own more stores this year than last year.

The increase in accrued liabilities relates to the growth of our business and also to an increase in accrued rebates, reflecting our use of the promotional tool over the past year.  The growth in goodwill was a function of the change in foreign currency exchange rates.  Finally, we ended up the first quarter with cash and cash equivalents of close to $1.5 billion, up $200 million from the first quarter of fiscal 2003.

As we reported earlier this week, we have sold our Musicland subsidiary.  This accomplishment has a positive impact in the company in several ways.  It reduces the company’s future lease obligations by approximately $500 million and eliminates an annual cash drain, which totaled $79 million in fiscal 2003.  In addition, Best Buy will show improved return on invested capital rates, a key measure of success as a result of the sale of Musicland.  Best Buy recorded an impairment loss of $70 million net of tax related to the sale, which was primarily non-cash.  However, we expect to realize a net cash benefit of approximately $100 million on previously deferred taxes, to summarize, a bittersweet ending to the Musicland acquisition.

Moving to our outlook for the second quarter, we anticipate comparable store sales gains in the mid single digits for the domestic segment as the economy continues its slow recovery and as consumers become more confident.  We expect low single digit comp gains for the international segment as we continue to feel the impact of new stores.  Therefore, we look for revenue gains in the mid teens, including the impact of new stores added in the preceding 12 months.  We expect that gross profit rate in our U.S. operations to be consistent with the rate in the second quarter of fiscal 2003, as the benefit of increased sales of digital products in our mix is offset by higher promotional expenses.  In the international segment, the gross profit rate is expected to deteriorate slightly, given the elevated competitive environment in Canada in reaction to the opening of Best Buy Stores.

The SG&A rate is expected to improve in both the domestic and international segments, with combined SG&A rates estimated to decline approximately 20 basis points.  This improvement reflects the impact of our efficient enterprise initiative.  For example, the cost of operating the field organization supporting our stores has declined as a result of combining some supervisory positions, extending the span of control and reducing travel-related expenses.  As a result of the improvement in SG&A rate, the operating margin is also expected to improve.

We look for the net interest expense in the second quarter of fiscal 2004 to be in line with the $2 million we recorded in the first quarter of this year, and the tax rate also will be consistent with the first quarter.  Therefore, our guidance for earnings from continuing operations in the second quarter is a range of 27 cents to 32 cents per share, an average increase of nearly 25 percent versus the prior year.

In the second half we anticipate the improving consumer confidence, market share gains and easier comparisons versus comparable store sales gains in fiscal 2003 will drive higher comparable store sales.  We also expect to realize more cost reductions, but these will be partially offset by investment in our customer centricity initiatives.  Given our results for the first quarter, our guidance for the second quarter and this outlook for the second half, we are feeling even more confident that our guidance for the full fiscal year for earnings from continuing operations of $2.17 to $2.22 per diluted share is achievable.

I will now return the call to Brad.

BRAD ANDERSON:  Thanks, Darren.

We are pleased to have the Musicland situation resolved expeditiously, enabling our management team to focus its attention on the opportunities available to us in our core business, the big box consumer electronic store.  You’ll be hearing a great deal about our initiatives to drive increased revenue and profits from our existing stores, and we believe this is the most exciting opportunity for growth in our business.  We are encouraged by the early results as we begin to implement specific programs related to these initiatives.  And we look forward to sharing these results with you as we proceed through the year.

And now, operator, would you take questions from our investor audience?

OPERATOR:  Thank you.  The floor is now open for questions.  If you do have a question, you may press the numbers one followed by four on your touch-tone phone.  If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key.  We do request while posing your question that you please pick up your handset to provide optimum sound quality.  Once again, ladies and gentlemen, that’s one followed by four to ask a question at this time.

Our first question is coming from Colin McGranahan of Sanford Bernstein.

COLIN MCGRANAHAN, SANFORD BERNSTEIN:  Good morning.  Can you give us a little bit more detail on some of the costs associated with customer centricity?  It sounds like that’s going to offset some of the SG&A benefits.  What exactly – a little bit more color there.  What exactly are those initiatives and how those costs flow through?  Anything to help us understand what those are.

DARREN JACKSON:  Sure.  Colin, this is Darren Jackson.  I would characterize that we’re early in the process.  And as we frame those costs, the costs will take the form of three different types of costs.  One, as we touch stores and we reconfigure stores inevitably we replace fixtures and we could face some write downs of existing fixtures.  So, that’s one cost.

The second cost will be whenever we’re touching stores and platforms we will add labor in order to get that done beyond just running the store in the normal course.  And then three, we’re going to have costs in terms of the support teams and corporate teams that are driving that effort while we’re continuing to stay focused on making sure the base business delivers its core results too.  So, for a period of time as you evolve you’re running almost in parallel support teams and structures in order to drive the success of customer centricity while ensuring that the base business stays on track as well.

COLIN MCGRANAHAN:  Good.  Just one quick follow-up.  Briefly on Musicland, are there any non-competes or anything that would now impact Best Buy’s music business that Musicland as an independent company?

BRAD ANDERSON:  No.

COLIN MCGRANAHAN:  OK.  Thanks.

BRAD ANDERSON:  You bet.

JENNIFER DRISCOLL:  Thank you, Darren.  And the second answer was from Brad.  Next question, please.

OPERATOR:  Our next question is coming from Aram Rubinson of Banc of America Securities.

ARAM RUBINSON, BANC OF AMERICA SECURITIES:  Good morning and congratulations on the sale of the Musicland business.

BRAD ANDERSON:  Thanks.

ARAM RUBINSON:  You mentioned that given the easier comparisons that comps in the second half should be higher.  Higher than what?  Higher than the second quarter?  Higher than last year?  And then I had one follow-up.

BRAD ANDERSON:  I think we’re saying higher than the first quarter.  Our guidance was more towards single digits in the balance of the year.  Our comps turned down starting in July of last year.  So, we had six-and-a-half comp in the first quarter and with a strong start to June.  So we’ve got a little bit easier comparisons as soon as we enter July for the balance of the year.  And then ...

ARAM RUBINSON:  So is that the – OK.  So it’s not necessarily higher than the mid single digits you’re looking for in the second quarter.

BRAD ANDERSON:  No.  We meant in the first quarter.

ARAM RUBINSON:  OK.  The second question you mentioned something about the builder business, 4,500 homes.  Can you just give us a little update as to what’s happening there and how important you view that in this customer centricity investment?

BRAD ANDERSON:  Yes.  We think – particularly of the four initiatives, the win the home with service is, we believe, that over the course of the next decade the networked home is going to become a reality.  It probably is the growth engine after the digital television business that is driving our current results and we think will continue to drive for the next several years.

And as that transpires, one of the things we’re doing – by doing new homes we’re going to get experiences in terms of how customers use the product, what kinds of issues arise, what they use most frequently that will help us really guide in terms of where we put our investments in terms of launching the networked home throughout the rest of the homes in America.  So this is a key – starting with these 4,500 brand new homes that we’re wiring from the ground up and that we’ll be providing the service infrastructure for, it’s a key learning experience for us that we think is significant from a longer-term standpoint.

ARAM RUBINSON:  Thanks and good luck.

BRAD ANDERSON:  You bet.  Thank you.

JENNIFER DRISCOLL:  Next question, please.

OPERATOR:  Our next question is coming from Mark Rowen of Prudential.

BRAD ANDERSON:  Hi, Mark.

MARK ROWEN, PRUDENTIAL:  A couple of questions.  Number one, I was wondering if you could give us a little bit more detail on the promotional activity.  Are you leading the way there or are you reacting to competitors?  And is the promotional activity happening on the digital areas that are strong, or is it across the board or is it on the weaker areas like computers where the results haven’t been as good?  And then second, if you could just touch on some of the areas in the store that over the last couple of years have been weak, like music, computers, appliances.  Have those – have you seen a leveling off in those businesses?  Is that’s what’s contributing to the strength in the comp store sales, or is it just that the newer digital products have accelerated so much over the last couple of months?  Thanks.

JENNIFER DRISCOLL:  Mike London will answer that.

MIKE LONDON, GENERAL MERCHANDISE MANAGER & EVP, BEST BUY:  OK.  I’m trying to pull all this together.  As you know, we have talked extensively about how we use portfolio management on placing bets and deciding where we want to put resources on different product categories.  Certainly there are some categories that have become heavily commoditized.  You can go into any retailer in the SKU assortment, for example VCR, has gone from 20 to three or to four.  Those categories continue to decline and their decline has been more than offset by the increase in digital products.  We continue to believe and continue to invest in those categories that we think offer significant revenue and profit opportunity for today as well as tomorrow.

The promotional activity, I would say, has been relatively consistent for the last period of time.  I would say that when we go-to-market we try to anticipate what’s happening in the market and appropriately price the market, appropriately promote in the market, recognizing that we do have a value image that we have to maintain and at the same time balance that with the profitability goal that we have as a corporation.  As digital products commoditize, there’s no question that you can get some increased promotional activity on the lower priced product.  That’s why you’ll see, for example, last week in our circular we’re highlighting five mega-pixel digital cameras as opposed to just focusing on two mega-pixel digital cameras.  So, again, this is the mix that we continue to work on.

In some of the categories that you highlighted, some of those categories, for example the PC business, I think Al talked about before, is that we have seen a movement towards notebooks. And we’ve been very happy with our home office business in the first quarter – notebooks, peripherals, the digital camera revolution.  So as the PC becomes more of an enabler, this we believe presents a great opportunity for us.

MARK ROWEN:  Thanks, Mike.

JENNIFER DRISCOLL:  Next question.

OPERATOR:  Our next question is coming from Matthew Fassler of Goldman Sachs.

MATTHEW FASSLER, GOLDMAN SACHS:  Thanks a lot.  Just a couple quick questions.  First of all, on the expense side, to the extent that you are moving forward with some discretionary spending on the basis of a pretty optimistic back half forecast, how much flexibility do you have in the unlikely event that, say, sales were not to track as strong as you might have expected given factors in the environment?  How flexible is this expense plan for you?

DARREN JACKSON:  Yes.  Hi, Matt.  It’s Darren Jackson.

MATTHEW FASSLER:  Sure.

DARREN JACKSON:  What I would characterize, Matt – and we’ve talked about this before – is that we look at our business every month and we re-forecast out the business in terms of sales trends and related profit trends.  And if you recall last year in July when business got tough and we were seeing fixed comps turn to essentially flat comps and negative within a period of 45 days – and I think it really goes to the culture and ability to see trends – we were able to react in the second half of the year.  Principally in the third quarter we saw flat SG&A and then fourth quarter down four-tenths.  It really speaks to just organizationally how we’re prepared to go in and take expenses out where we have to, while trying to ensure that we don’t damage the business long term.

So, I don’t have a number that says, gee, we can take out two-tenths, three-tenths or four-tenths, but more importantly it’s around how we operate the business, looking out every 30 days, trying to see if we see changes in the consumer that cause us to reallocate our expense dollars.  And so, that’s how we’re continuing to run the business.  And at this point we see the right thing to do is to continue to make some of these, as you called it, discretionary investments for the long term to drive the long term profitability of the business as well.

MATTHEW FASSLER:  Got you.

BRAD ANDERSON:  Matt - The other thing is – this is Brad.  The other thing about the discretionary investments is that those investments are being both the – we’re in the process of – part of the efficient enterprise of identifying as we’re running savings we can make during the year.  The same thing is true in terms of the customer centricity initiative as we’re finding strong results.  They’re leading us to make future investments.  So both of them are spigots that we’ve got a high degree of fluidity in terms of turning on or off.

MATTHEW FASSLER:  Got you.  That’s terrific.  And just to follow-up on a prior question – you were very helpful in spelling out the kinds of expenditures related to the customer centricity initiative in terms of fixtures and labor and corporate support teams.  If you could give us a sense, even a little more granular, in terms of what a customer would see in the store that’s different from a customer experience perspective that would enable you to segment more finely the way you intend to do here.

BRAD ANDERSON:  Yes.  Matt, we’re trying not to do that.  We think that as we’re – I think the only thing we’re really saying about this is that we believe that – as you saw – almost as you’re seeing with cable television or digital satellite subscription, the audience is fragmenting.  We’re understanding more about the audience that’s shopping our stores, and they’re not a monolith.  They have very different reasons for coming in the stores.  And so, what we’re doing is seeing if we can address those different customer groups differently and find more revenue from those same households.

So, we’re getting about 14 percent of the U.S. business in the categories we compete with.  And if you go household by household – let’s say it’s a house that likes us a lot – we might only be getting 25 percent of that household’s revenue in the categories we compete with.  So we’re looking at can we address the customer more effectively and get a higher percentage of that household.  And we’ll be using a fixed investment to do that.  And so, we probably won’t want to comment about precisely what we’re doing to do that, more than to share the results as the strategy works.

MATTHEW FASSLER:  Fair enough. And with this you focus really on the in-store experience.  Would this extend to the marketing realm as well?

BRAD ANDERSON:  Yes.

MATTHEW FASSLER:  Great.  Thank you so much.

BRAD ANDERSON:  Thanks.

OPERATOR:  Our next question is coming from Alan Rifkin of Lehman Brothers.

ALAN RIFKIN, LEHMAN BROTHERS:  I’ll add my congratulations as well.  Darren ...

BRAD ANDERSON:  Thanks, Alan.

ALAN RIFKIN:  ... you mentioned that the higher SG&A costs were due in part to increased depreciation costs for the investments to support these initiatives.  As you’re cycling some of these initiatives what is your prognosis for the continued increase in these depreciation costs going forward?

BRAD ANDERSON:  First I want to make a clarification that the SG&A costs that had nothing to do with the initiatives.  These are based on the new campus and some investments made before we started the new initiative program.

DARREN JACKSON:  Yes.

BRAD ANDERSON:  Any other comment, Darren?

DARREN JACKSON:  Yes.  To build on that, Brad, just to remind the group that’s been following us for better than a year, last year we completed or virtually completed our ERP implementation.  The ERP implementation went into service at the end of last year, beginning of this year.  And those deprecation related to technology investments, which will ultimately help us support those strategies later in the future, are a part of what’s driving the costs as well.

ALAN RIFKIN:  OK.  And then, Al, you had mentioned that you’re seeing higher attachment rates for accessories.  Can you maybe just give some color behind that, what product categories in particular, maybe as a percent of transactions, what kind of accessory attachments you’re seeing and so forth?

AL LENZMEIER:  Why don’t we have Mike Keskey will address that question.

MIKE KESKEY, PRESIDENT, BEST BUY RETAIL STORES:  Our accessory and PSB strategy clearly we’re seeing increases from how we’re doing our training, how we’re looking at adjacencies in our stores.  Our merchants are looking at deeper assortments and more pinpointed accessories for our computing product, for our home theater product, for our digital imaging product.  And clearly we’re working with bundling and pricing.  And then I would also say that in the Best Buy way clearly we are using relentless score carding, our store teams and our merchant teams, to ensure that the digital products that the customers are buying – and it is the digital products that we are focusing on – are getting end to end solutions with the accessories and PSB.

ALAN RIFKIN:  OK.  Thank you.

JENNIFER DRISCOLL: Thank you, Mike.  Next question, please.

OPERATOR:  Our next question is coming from Doug Neviera of Merrill Lynch.

DOUG NEVIERA, MERRILL LYNCH:  Good morning.  I just had one question.  If I could direct to Brad, please.

BRAD ANDERSON:  Sure, Doug.

DOUG NEVIERA:  In the past few weeks we’re seeing some big developments in high definition TV content packaging, specifically through DirecTV, that can really bring consumer interest to a new level here.  Now, since this is the first time that the industry will offer enough programming content to drive high definition demand, can you outline what you plan to do in your stores to create a demand wave similar to how you helped the development and awareness of DVD?

BRAD ANDERSON:  Well, I’ll actually turn that over to Mike because he’s closest to what we’re doing.  But we’re very excited about what we’re seeing in terms of both on the network level and in terms of both on the network level and in terms of with things like ESPN coming on line.  The choices for digital TV, which were narrow, are dramatically increasing.  And there’s also a localized component, so each of our stores has the challenge of informing its customers in a market-specific way what’s available to them on what kind of timeline. And so, we’re doing a lot of work with the stores to get a better database to our employees to make sure that gets to the customer because we think we’re one of the primary places to deliver that message in terms of what’s available when that customer buys a digital TV.

Mike, did you want to add any further comment on that?

MIKE LONDON:  Yes.  Just to add to that, we are working aggressively with those providers by market – again, it is by market – on who can provide the content.  We’re working with our store organization to provide training to show the comparisons.  And certainly the assortments and promotional opportunities that we’ll have will highlight a type of TV that people will want to buy now and highlight the content that’s really available.  But I would also tell you that the consistent messaging that’s in all the newspapers about what is going on and how the industry itself is moving has tremendous impact on what customers – what will be offered and what will they see.  So, again, I think it’s an education and it is localized because I think in every market you may have a different provider.

DOUG NEVIERA:  Certainly.  Thank you.  And keep up the great work.

BRAD ANDERSON:  Thanks very much.

JENNIFER DRISCOLL:  Thank you, Doug.  Next question, please.

OPERATOR:  Our next question is coming from David Schick of Legg Mason.

BRAD ANDERSON:  Hi, David.  Good morning.

DAVID SCHICK, LEGG MASON:  Two questions.  Can you see any changes that you’ll make to the Best Buy stores now that Musicland’s not under the umbrella, either immediately or over the next year?  And second, when you talk about the – you’re pleased with the results in the customer centricity stores, is that coming on the sales line, gross margin, both?  Could you maybe give any detail there?  Thanks.

BRAD ANDERSON: Al, did you want to talk about ...

AL LENZMEIER:  I think in terms of the Musicland sale, that really doesn’t change how we approach the entertainment software business.  We – even when we did own Musicland Best Buy was doing what was best for Best Buy and Best Buy’s customers.  So I don’t really see any change going forward.  From a consumer centric standpoint, again, this is a small number of stores.  We’re encouraged by what we’re seeing.  We are seeing some sizable increases in both sales and revenue, but at the same time we’re also throwing some more advertising and some more labor in the store and some more investments.  So, again, this is a very early stage, but we’re very encouraged, I think, by what we see so far in terms of the customer response to the test that we’re doing.

DAVID SCHICK:  So it’s not coming on gross margin line?

AL LENZMEIER:  Well, no ...

BRAD ANDERSON:  Yes, it is coming on the gross margin line.

AL LENZMEIER:  Yes.  We’re getting both revenue and gross margin.

BRAD ANDERSON:  But where we’re at is the – there’s a handful of stores that we’ve done so far.  And so, we’re at the very early stages.  And we’re still changing a lot of variables as we’re doing the test.  The – what it is – so far the results have been good enough that we’re sustaining and growing the test.  That’s just to kind of give you an accurate picture of where it sits at this moment.

DAVID SCHICK:  Thanks.

BRAD ANDERSON:  You bet.

JENNIFER DRISCOLL:  The next question, please.

OPERATOR:  Our next question is coming from Dana Telsey of Bear Stearns.

DANA TELSEY, BEAR STEARNS:  Good morning, everyone.  Can you talk a little bit about inventory expectations going forward?  Inventory was very much in – inventory growth was very much in line with sales growth, actually a little bit less.  What are you planning go forward?  And your new advertising program, any updated details on it, especially relating – related to seasonal, whether it’s back-to-school or the holiday season?  And lastly, the 20,000 square foot stores you mentioned as the tests that you were doing and the opportunity for over 100 – for maybe 150 of those, where do you stand with that now?  Thank you.

BRAD ANDERSON:  Well, let’s see – you want Mike – did you want to start?

MIKE LONDON:  This is Mike London.  I’ll talk ...

DANA TELSEY:  Hi.

MIKE LONDON:  ... a little bit about the inventory.  Our inventories are in line.  We understand and continue to work on the product lifecycles of this business as technology comes in.  We’re very confident that we can continue the current trends in terms of our inventory levels while at the same time improving our in-stock performance to our customers.  So we’re not going to sacrifice what the customer sees in the store or what our blue shirts deal with in the store.  And I would have to say that we are very committed to maintaining the appropriate levels of inventory to drive the business.

Now, within each business – as those businesses take off, we certainly are going to support the business as they’re growing, and if some businesses are on a maintain status, then we’ll appropriately inventory those departments necessitated by the financial results.  So I think we’re very confident about where the inventory is and we work out pretty far with our key vendors to ensure that we have the appropriate levels of inventory to support both the important back-to-school season and the holiday season.

AL LENZMEIER:  On the – excuse me.  On the advertising front in terms of the thousand possibilities, we’re very encouraged by that new ad program.  In some of the consumer focus groups and surveys that we’ve done on it, we’ve got the highest percentage of recall on that particular ad that we’ve had of anything that we’ve ever done.  And that is being rolled out this summer.

We also have a number of other things coming this fall where we’re partnering up with some combination of both some major entertainers as well as some other major players in the market in terms of doing some dual branding and advertising.  So, we feel pretty encouraged in terms of what we have ready that’s going to be going to the market this summer as well as this fall.

With respect to the 20,000 square foot store, I think I’ll answer pretty much the same way I did at the – I think at the end of the fourth quarter, is we opened a couple stores last year.  We’re opening another – how many – another nine stores this year.  And I think probably at the end of the year I think we’d rather wait till that time to really give you a more comprehensive, complete overview of what the results of those stores are.  And that’ll give us an adequate sample to do that.  But we are encouraged by what we’re seeing so far.

DANA TELSEY:  Thank you.

BRAD ANDERSON:  Thanks.

JENNIFER DRISCOLL:  Next question, please.  And please try to limit it to one question.

OPERATOR:  Our next question is coming from Scott Ciccarelli of Gerard Klauer Mattison & Company.

SCOTT CICCARELLI, GERARD KLAUER MATTISON & COMPANY:  Hi, guys.  Scott Ciccarelli.  You guys have done a very good job of managing the business in what’s obviously been a difficult environment.  But if I’m looking out over the next 12 months are there any parts of the business that you may be more concerned with than others, whether it’s appliances or what we’re continuing to see in music?  Or, you know, should we start to be concerned about maybe a turn in the video game cycle, et cetera?  Thanks.

BRAD ANDERSON:  All those are – those are actually stated pretty well the categories that are continuing to – while we’re growing digital sales, you’re obviously seeing contraction, further commoditization of some of the old analog product.  Music has – continues to be challenging, though I think we’re making some progress in terms of the music business.  And appliances, we – as we talked before, we’re really – we need a fresh solution to the – our offering is not as good as it needs to be competitively.  And we need to – we’re experimenting with things that’ll get us a better outcome with appliances.

So there are categories of our business that we’re not satisfied with or places where we’re not going to make a major investment because we don’t see opportunity.  I think they’re wildly outweighed at this moment in time by things like the digital television cycle that’s seeing much more positive than I think our concerns about some of the categories that have their natural cycle.

AL LENZMEIER:  And I think just – again, because of the diversity of product that we have and the portfolio approach, a good example is what’s happened in home office.  In May, we had the highest comp increase in the home office category that we’ve had for two years.  And a lot of that’s been driven by the strength that we’re seeing in notebook computers.  And we think we’re gaining some market share there.

And again, the merchants have done a great job of buying the right product, putting the right offers out there and – along with that, you have network devices and so forth that have also been very strong.  So, we – it’s just a process or a cycle that we go through in each of these categories.  And like Brad said, the main thing is we’ve got enough horsepower in other parts of the business where we’ve got some categories that are exceptionally healthy at this point.

BRAD ANDERSON:  The other one was the gaming program, which does – which will go through a cycle.  But we’re real excited about what’s on the other end of that hill.  What’s coming at us in terms of the next-generation of games after this generation looks like very exciting product.  And I think as each of these things gets more compelling that cycle in gaming is – has been less severe.

JENNIFER DRISCOLL:  Thank you.

SCOT CICCARELLI:  OK.  Thanks, guys.

JENNIFER DRISCOLL:  Thank you, Al and Brad.  Next question, please.

OPERATOR:  Our next question is coming from Michael Baker of Deutsche Bank.

MICHAEL BAKER, DEUTSCHE BANK:  Hi.  Thanks.  Can you discuss what’s going on with the Geek Squad, specifically related to customer acceptance of the service in new markets and how that you see the growth potential? And can you also discuss some of the challenges that you’re seeing as you roll it out to new markets?  Thanks.

BRAD ANDERSON:  Yes.  Thanks.  Mike Keskey will talk about the Geek Squad.

MIKE KESKEY:  Yes.  When we looked at Geek Squad we really look at two aspects of what we’re learning from this acquisition.  One aspect is what we’re doing in a store and the other aspect is what we’re doing in the home.  As far as in the store, we’re doing a much better job learning from them and hiring and screening the right people.  We’ve introduced a much more robust training package for them for our folks in the store. We have much better tools for testing and analytics.  Our processes are better.

We’re allowing our in-store technicians to access parts, even right off of our shelf.  And from that, it’s driving personal customization.  Now we’re installing 50 percent of the hard drives and memories we’re selling.  And our turn time for overall products is less than a week. We mentioned that 60 percent of the computers we’re servicing within four hours.  And clearly our goal in store is to fix all the computers in one day.

And then the other aspect of the Geek Squad is our in-home.  And in the markets that we’re introducing this – and clearly we’re still in the very early stages.  This is a multi-billion-dollar marketplace for us.  But we’re finding acceptance in home networking, teaching our customers how the different digital products interact and work together.  And this isn’t just about servicing.  We’re selling in these customers’ homes, whether it be peripherals, whether it be accessories, whether it be software like Norton Antivirus.  And we’re selling online to our customers in their homes.

So, clearly we think that the relationship that the Geek Squad is giving our customers both in home and in our store is building rapport, which is clearly building trust and loyalty amongst our customer base.

JENNIFER DRISCOLL:  Thank you, Mike.

MICHAEL BAKER:  Great.

JENNIFER DRISCOLL:  In the interest of time, we will be concluding our call.  Before we do so, I have a reminder.  This call will be available for replay by dialing 973-341-3080 and entering the personal identification number of 3990244.  The replay will be available from noon today Central Time until midnight early next week.  Or to hear the replay on the Web at www.bestbuy.com, click on “Investor Relations” and then “Audio Archives”.  If you have additional questions about our first quarter or our outlook, please call me, Jennifer Driscoll, at 612-291-6110 or Shannon Burns at 612-291-6126.  Thank you for your participation on today’s call.  Have a great day.

OPERATOR:  Thank you.  This does conclude today’s teleconference.  You may disconnect your lines at this time, and have a wonderful day.

END